Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Vale S.A.:

We consent to the incorporation by reference in the Registration Statements on Form F-3 of Vale S.A. (No. 333-207181) and Vale Overseas Limited (No. 333-207181-01) and the Registration Statements on Form S-8 of Vale S.A. (Nos. 333-164748 and 333-172847) of our report dated February 24, 2016 with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appear in this Annual Report on Form 20-F.

Rio de Janeiro, March 31, 2016

/s/ KPMG Auditores Independentes
KPMG Auditores Independentes